Exhibit 99.1
_____________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES ANNOUNCES
LONG-TERM CEO SUCCESSION PLAN

Dublin, California, June 20, 2023 -- Ross Stores, Inc. (Nasdaq: ROST) announced today that its Board of Directors has approved a new employment agreement with Barbara Rentler, Vice Chair and Chief Executive Officer, which will now extend through March 31, 2027. The new agreement provides for Ms. Rentler, 65, to continue as CEO through January 31, 2026. By that date, the Board expects to have selected her successor, and Ms. Rentler will become a Senior Advisor through the end of March 2027.

In commenting on behalf of the Board, George Orban, Chairman said, “Barbara Rentler is an outstanding executive and gifted merchant who has made significant contributions to our Company’s growth and success since joining Ross in 1986. As CEO, she has provided the vision and leadership to navigate the Company successfully through both favorable and more challenging external landscapes with a focus on maximizing our opportunities for growth and profitability. This long-term succession plan will enable us to continue to benefit from Barbara’s more than three decades of leadership at Ross, while supporting a smooth transition to a new CEO.”

Barbara Rentler, Vice Chair and Chief Executive Officer commented, “Serving as CEO and leading the incredibly talented and committed teams we have throughout the business has been, and continues to be, a great privilege. I look forward to our continued success.”

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2022 revenues of $18.7 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,704 locations in 40 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 330 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.
* * * * *

2